Exhibit 99.1

Scholastic Reports Fiscal 2018 Second Quarter Results

Scholastic 2020 Growth and Productivity Initiatives On Track

NEW YORK, Dec. 14, 2017 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported results for the Company's fiscal 2018 second quarter ended November 30, 2017.

Revenue in the second quarter was $598.3 million, compared to $623.1 million a year ago, a decrease of $24.8 million, or 4%. Operating profit from continuing operations for the second quarter of fiscal 2018 was $107.2 million versus $112.1 million in the prior year period. The Company reported second quarter earnings per diluted share from continuing operations of $1.60 versus $1.92 in the prior year period, including one-time expenses of $0.32 in the current period and $0.07 in the prior year period. Excluding these one-time items, second quarter earnings from continuing operations per diluted share was $1.92 versus $1.99 in the prior year period.

"The second quarter's solid results, with operating profit close to last year's level, confirm that we are on track to achieve our fiscal year 2018 goals when revenues and profits were expected to be lower after last year's best-selling new Harry Potter releases. Based on these results, we are affirming guidance for the year." said Richard Robinson, Chairman, President and Chief Executive Officer. "Our strategic technology transformation, a core component of our Scholastic 2020 plan, is beginning to deliver increasing value to our business units. Scholastic 2020 is a three-year program to increase operating profitability by 2020 through improved marketing efficiency and simplified business processes leading to lower operating costs.

"Enhanced digital marketing capabilities in clubs and our fairs segmentation strategy both helped to increase profitability in the school-based channels during the quarter. We are expanding our CRM investments with the goal of providing sales teams in the field with substantially improved customer information, ultimately contributing to higher revenue per fair in our book fairs business, as well as better pipeline information and increased market share in the education business. These new systems should lead to a significant increase in sales and profitability in fiscal year 2019 and beyond. A major ERP upgrade in finance will also take effect next spring."

In the second quarter of fiscal 2018, trade children's book publishing exceeded expectations with exceptionally strong performance from Dav Pilkey's best-selling Dog Man series and other new titles. The clubs and fairs channels had improved profitability for the quarter, while education was down, as expected, with continued investments in an expanded sales force that should bring higher revenues and profits commencing in the fourth quarter. Likewise, new management appointments in Asia are expected to strengthen the Company's international direct sales operations in future periods.

Cash Flow and Cash Position

Net cash provided by operating activities was $120.8 million in the current fiscal quarter compared to $179.7 million in the second quarter of fiscal 2017. The Company had free cash flow (as defined in the accompanying tables) of $90.7 million in the current quarter, which was in line with the Company's expectations, compared to free cash flow of $164.1 million a year ago when the Company realized a higher level of customer remittances from the significant sales of new Harry Potter publishing in the first half of fiscal 2017.

At quarter end, the Company's cash and cash equivalents exceeded the Company's total debt by $376.5 million, compared to $435.6 million a year ago. The lower net cash position is primarily due to the Company's previously announced capital spending program to upgrade its facilities and technology.

The Company distributed $5.3 million in dividends and reacquired $8.6 million of its common stock in open market transactions over the course of the second quarter.

Capital Investment Update

During the second quarter, the Company spent $21.3 million of capital including $9.1 million towards the redesign and upgrade of its headquarters building to create more efficient workspaces and new retail space, and $7.8 million towards strategic technology development and deployment as part of its previously announced multi-year transformational technology investment program. Fiscal year-to-date, the Company has spent $54.0 million of capital including $29.8 million in construction-related investments and $17.8 million in new strategic technologies, as planned. The Company is on schedule to complete the majority of the office upgrades by the end of calendar year 2017 with most of the staff now in 557 Broadway. The remaining floors are expected to be completed in early 2018.

One-Time Items

Non-recurring items reflected in the Company's operating income for the second quarter included $3.7 million in one-time severance and stock compensation charges. The prior year period pre-tax results included a one-time severance charge of $3.9 million associated with the Company's cost reduction programs. Excluding the one-time items, second quarter operating income was $110.9 million, compared to operating income of $116.0 million in the second quarter of fiscal 2017. In addition, the Company took a $15.4 million non-cash partial settlement charge below the operating line associated with the previously reported termination of its domestic defined benefit pension plan (see below).

Fiscal 2018 Outlook Affirmed

Scholastic affirmed its fiscal 2018 outlook for total revenue of $1.65 to $1.70 billion and earnings per diluted share from continuing operations in the range of $1.20 to $1.30, excluding one-time items. The Company continues to expect free cash use in the range of $10 to $20 million.

Second Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the second quarter was $411.8 million, compared to $432.5 million in the prior year period, a decline of $20.7 million or 5%. The lower revenues were anticipated given the strong frontlist performance of Fantastic Beasts and Where to Find Them™: The Original Screenplay, released in the second quarter of the previous fiscal year, and Harry Potter and the Cursed Child, Parts One and Two, the best-selling book in North America last year. Partially offsetting this decline were strong sales of Harry Potter and the Prisoner of Azkaban: The Illustrated Edition, Dav Pilkey's Dog Man series, and tie-in titles to the best-selling video game Five Nights at Freddy's series, as well as Harry Potter: A Journey Through a History of Magic. Book Fairs remained on plan posting revenues of $231.0 million, a $4.5 million or 2% increase over the prior year period, and while revenue in Book Clubs was $99.9 million, down $7.6 million or 7% compared to the prior year period, the division achieved greater profitability as a result of lower cost digital marketing and improved efficiencies in customer service and fulfillment. The results in the Company's clubs and fairs channels were achieved despite the disruption to school customers caused by the September hurricanes in Texas and Florida in the important back-to-school season. The second quarter operating income for the segment was $115.1 million versus $121.1 million in the prior year period, primarily as a result of the lower Harry Potter sales in the trade channel, as expected.

Education. Segment revenue was $70.9 million in the second quarter, compared to $71.1 million in the prior year period with slightly better results in classroom books, including core literacy instruction, and classroom magazines. Segment operating income of $3.8 million was $4.9 million lower than the prior year period's operating income of $8.7 million, primarily as a result of higher employee expenses incurred for an expanded sales force with expertise in solution selling of core literacy curriculum programs, a key element of the Company's multi-year Scholastic 2020 plan.

International. Segment revenue in the second quarter was $115.6 million, compared to $119.5 million in the prior year period, a reduction of $3.9 million, or 3%. The lower revenues in the current quarter are mainly due to the higher level of Harry Potter-related sales in the Company's Canada business and export channel in the prior year period. Segment operating income was $14.7 million, compared to operating income of $16.7 million in the prior year period. The lower operating income in the quarter was largely the result of the lower Harry Potter sales, as expected.

Other Financial Results. Corporate overhead expenses were $22.7 million, compared to $30.7 million in the prior year period, excluding one-time items of $3.7 million in each period. The lower overhead expense, excluding one-time items, was primarily the result of lower employee-related expenses in the current quarter.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the third quarter of fiscal 2018. The dividend is payable on March 15, 2018 to shareholders of record as of the close of business on January 31, 2018.

Year-to-Date Results

For the first half of fiscal 2018, revenue was $787.5 million, compared to $905.8 million in the prior year period, a decrease of $118.3 million, or 13%. The Company reported a loss per diluted share from continuing operations in the first half of the fiscal year of $0.19, compared to earnings per diluted share from continuing operations of $0.81 a year ago. Excluding one-time items of $0.46 and $0.07 per diluted share, respectively, the Company's earnings per diluted share from continuing operations was $0.27 in the first six months of fiscal 2018 versus $0.88 in the prior year period. The decline in the current period's results are mainly attributable to robust trade sales of Harry Potter and the Cursed Child, Parts One and Two and the Fantastic Beasts and Where to Find Them: The Original Screenplay in the U.S. and Canada in the first half of fiscal 2017.

Net cash provided by operating activities was $28.4 million in the first six months of the current fiscal year compared to $74.2 million in the same period last year. The Company had a free cash use (as defined) of $40.3 million in the current fiscal year-to-date, compared to free cash flow (as defined) of $41.7 million in the prior year period. The current year-to-date's free cash use includes $54.0 million in capital expenditures and $14.7 million in prepublication spend.

Pension Plan Termination Update

In connection with the Company's previously announced termination of its domestic defined benefit pension plan, $36.5 million in trust assets were distributed to eligible participants in November 2017. This distribution of plan assets gave rise to a pre-tax settlement charge of $15.4 million, which has been reported as a one-time non-cash charge in the Company's quarterly results. The Company expects to purchase an annuity contract from a third-party insurance company for all remaining pension liabilities in the early part of the new calendar year. It is expected that this final settlement of these pension liabilities will trigger the recognition of an additional non-cash pension settlement charge in the third fiscal quarter. As of the most recent measurement date, the assets of the plan were approximately 105% of the plan's stated liabilities.

Additional Information

To supplement the financial statements presented in accordance with GAAP, the Company includes certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 14, 2017. Richard Robinson, Scholastic's Chairman, President and CEO, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 4897398. The recording will be available through Friday, December 22, 2017.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of core literacy curriculum and professional services, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs for pre-K to grade 12, classroom magazines and other products and services that support children's learning both in school and at home. With operations in 14 international offices and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom collections, school and public libraries, retail and online. True to its mission of 97 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/17	11/30/16	11/30/17	11/30/16

Revenues	$598.3	$623.1	$787.5	$905.8

Operating costs and expenses:
Cost of goods sold	253.6	271.3	369.2	441.0
Selling, general and administrative expenses (1)	222.7	225.3	379.6	388.4
Bad debt expense	4.3	4.8	6.2	7.7
Depreciation and amortization	10.5	9.6	20.4	19.1
Asset impairments (2)	-	-	6.7	-

Total operating costs and expenses	491.1	511.0	782.1	856.2

Operating income (loss)	107.2	112.1	5.4	49.6

Other components of net periodic (benefit) cost (3)	15.5	0.7	15.6	1.3
Interest (income) expense, net	-	0.4	(0.3)	0.7

Earnings (loss) from continuing operations before income taxes	91.7	111.0	(9.9)	47.6

Provision (benefit) for income taxes	34.6	43.1	(3.3)	19.2

Earnings (loss) from continuing operations	57.1	67.9	(6.6)	28.4

Earnings (loss) from discontinued operations, net of tax	(0.0)	0.0	(0.0)	(0.1)

Net income (loss)	$57.1	$67.9	($6.6)	$28.3

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings (loss) from continuing operations	1.63	1.96	(0.19)	0.82
Earnings (loss) from discontinued operations, net of tax	(0.00)	0.00	(0.00)	(0.00)
Net income (loss)	1.63	1.96	(0.19)	0.82

Diluted:
Earnings (loss) from continuing operations	1.60	1.92	(0.19)	0.81
Earnings (loss) from discontinued operations, net of tax	(0.00)	0.00	(0.00)	(0.01)
Net income (loss)	1.60	1.92	(0.19)	0.80

Basic weighted average shares outstanding	35,034	34,506	35,114	34,463
Diluted weighted average shares outstanding	35,588	35,214	35,739	35,169

(1)

In the three and six months ended November 30, 2017, the Company recognized pretax severance and stock compensation charges of $3.7 and $5.3, respectively. In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $3.9.

(2)	In the six months ended November 30, 2017, the Company recognized a pretax impairment charge of $6.7 related to legacy building improvements.

(3)	In the three and six months ended November 30, 2017, the Company recognized a $15.4 pretax charge related to a partial settlement of the Company's domestic defined benefit pension plan.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/17	11/30/16	Change		11/30/17	11/30/16	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$99.9	$107.5	($7.6)	(7%)	$107.9	$116.0	($8.1)	(7%)
Book Fairs	231.0	226.5	4.5	2%	243.1	238.9	4.2	2%
Consolidated Trade	80.9	98.5	(17.6)	(18%)	127.6	215.4	(87.8)	(41%)
Total revenue	411.8	432.5	(20.7)	(5%)	478.6	570.3	(91.7)	(16%)
Operating income (loss)	115.1	121.1	(6.0)	(5%)	56.2	84.9	(28.7)	(34%)
Operating margin	28.0%	28.0%			11.7%	14.9%

Education
Revenue	70.9	71.1	(0.2)	(0%)	115.9	126.3	(10.4)	(8%)
Operating income (loss)	3.8	8.7	(4.9)	(56%)	(8.7)	4.3	(13.0)
Operating margin	5.4%	12.2%			-	3.4%

International
Revenue	115.6	119.5	(3.9)	(3%)	193.0	209.2	(16.2)	(8%)
Operating income (loss)	14.7	16.7	(2.0)	(12%)	11.9	20.9	(9.0)	(43%)
Operating margin	12.7%	14.0%			6.2%	10.0%

Overhead expense	26.4	34.4	8.0	23%	54.0	60.5	6.5	11%

Operating income (loss)	$107.2	$112.1	($4.9)	(4%)	$5.4	$49.6	($44.2)	(89%)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/17	11/30/16

Continuing Operations
	Cash and cash equivalents	$387.8	$442.9
	Accounts receivable, net	262.4	281.6
	Inventories, net	355.7	348.3
	Accounts payable	222.1	216.4
	Accrued royalties	46.9	71.4
	Lines of credit, short-term debt and current portion of long-term debt	11.3	7.3
	Long-term debt, excluding current portion	-	-
	Total debt	11.3	7.3
	Total capital lease obligations	7.8	8.1
	Net debt (1)	(376.5)	(435.6)

Discontinued Operations
	Total assets of discontinued operations	-	0.4
	Total liabilities of discontinued operations	-	0.1

Total stockholders' equity		1,302.7	1,275.2

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/17	11/30/16	11/30/17	11/30/16

	Net cash provided by (used in) operating activities	$120.8	$179.7	$28.4	$74.2
	Less: Additions to property, plant and equipment	21.3	9.3	54.0	19.5
	Pre-publication and production costs	8.8	6.3	14.7	13.0

	Free cash flow (use) (2) (3)	$90.7	$164.1	($40.3)	$41.7

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment, prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and six months ended November 30, 2017 and November 30, 2016.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/17	items	One-time items	11/30/16	items	One-time items

Revenues	$598.3	$0.0	$598.3	$623.1	$0.0	$623.1

Operating costs and expenses:
Cost of goods sold	253.6	-	253.6	271.3	-	271.3
Selling, general and administrative expenses (1)	222.7	(3.7)	219.0	225.3	(3.9)	221.4
Bad debt expense	4.3	-	4.3	4.8	-	4.8
Depreciation and amortization	10.5	-	10.5	9.6	-	9.6
Asset impairments (2)	-	-	-	0.0	-	-

Total operating costs and expenses	491.1	(3.7)	487.4	511.0	(3.9)	507.1

Operating income (loss)	107.2	3.7	110.9	112.1	3.9	116.0

Other components of net periodic (benefit) cost (3)	15.5	(15.4)	0.1	0.7	-	0.7
Interest (income) expense, net	-	-	-	0.4	-	0.4

Earnings (loss) from continuing operations before income taxes	91.7	19.1	110.8	111.0	3.9	114.9

Provision (benefit) for income taxes	34.6	7.7	42.3	43.1	1.5	44.6

Earnings (loss) from continuing operations	57.1	11.4	68.5	67.9	2.4	70.3

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	0.0	-	0.0

Net income (loss)	$57.1	$11.4	$68.5	$67.9	$2.4	$70.3

Earnings (loss) per diluted share from continuing operations	1.60	0.32	1.92	1.92	0.07	1.99
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.00)	-	(0.00)	0.00	-	0.00
Net income (loss) per diluted share	1.60	0.32	1.92	1.92	0.07	1.99

	SIX MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	11/30/17	items	One-time items	11/30/16	items	One-time items

Revenues	$787.5	$0.0	$787.5	$905.8	$0.0	$905.8

Operating costs and expenses:
Cost of goods sold	369.2	-	369.2	441.0	-	441.0
Selling, general and administrative expenses (1)	379.6	(5.3)	374.3	388.4	(3.9)	384.5
Bad debt expense	6.2	-	6.2	7.7	-	7.7
Depreciation and amortization	20.4	-	20.4	19.1	-	19.1
Asset impairments (2)	6.7	(6.7)	-	0.0	-	-

Total operating costs and expenses	782.1	(12.0)	770.1	856.2	(3.9)	852.3

Operating income (loss)	5.4	12.0	17.4	49.6	3.9	53.5

Other components of net periodic (benefit) cost (3)	15.6	(15.4)	0.2	1.3	-	1.3
Interest (income) expense, net	(0.3)	-	(0.3)	0.7	-	0.7

Earnings (loss) from continuing operations before income taxes	(9.9)	27.4	17.5	47.6	3.9	51.5

Provision (benefit) for income taxes	(3.3)	11.0	7.7	19.2	1.5	20.7

Earnings (loss) from continuing operations	(6.6)	16.4	9.8	28.4	2.4	30.8

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	(0.1)	-	(0.1)

Net income (loss)	($6.6)	$16.4	$9.8	$28.3	$2.4	$30.7

Earnings (loss) per diluted share from continuing operations	(0.19)	0.46	0.27	0.81	0.07	0.88
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.00)	-	(0.00)	(0.01)	-	(0.01)
Net income (loss) per diluted share	(0.19)	0.46	0.27	0.80	0.07	0.87

(1)

In the three and six months ended November 30, 2017, the Company recognized pretax severance and stock compensation charges of $3.7 and $5.3, respectively. In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $3.9.

(2)	In the six months ended November 30, 2017, the Company recognized a pretax impairment charge of $6.7 related to legacy building improvements.

(3)	In the three and six months ended November 30, 2017, the Company recognized a $15.4 pretax charge related to a partial settlement of the Company's domestic defined benefit pension plan.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/17	items	One-time items	11/30/16	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$99.9		$99.9	$107.5		$107.5
	Book Fairs	231.0		231.0	226.5		226.5
	Consolidated Trade	80.9		80.9	98.5		98.5
	Total revenue	411.8		411.8	432.5		432.5
	Operating income (loss)	115.1		115.1	121.1		121.1
	Operating margin	28.0%		28.0%	28.0%		28.0%

	Education
	Revenue	70.9		70.9	71.1		71.1
	Operating income (loss)	3.8		3.8	8.7		8.7
	Operating margin	5.4%		5.4%	12.2%		12.2%

	International
	Revenue	115.6		115.6	119.5		119.5
	Operating income (loss) (1)	14.7		14.7	16.7	0.2	16.9
	Operating margin	12.7%		12.7%	14.0%		14.1%

	Overhead expense (2)	26.4	(3.7)	22.7	34.4	(3.7)	30.7

	Operating income (loss)	$107.2	$3.7	$110.9	$112.1	$3.9	$116.0

		SIX MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		11/30/17	items	One-time items	11/30/16	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$107.9		$107.9	$116.0		$116.0
	Book Fairs	243.1		243.1	238.9		238.9
	Consolidated Trade	127.6		127.6	215.4		215.4
	Total revenue	478.6		478.6	570.3		570.3
	Operating income (loss)	56.2		56.2	84.9	-	84.9
	Operating margin	11.7%		11.7%	14.9%		14.9%

	Education
	Revenue	115.9		115.9	126.3		126.3
	Operating income (loss)	(8.7)		(8.7)	4.3		4.3
	Operating margin	-		-	3.4%		3.4%

	International
	Revenue	193.0		193.0	209.2		209.2
	Operating income (loss) (1)	11.9		11.9	20.9	0.2	21.1
	Operating margin	6.2%		6.2%	10.0%		10.1%

	Overhead expense (2)	54.0	(12.0)	42.0	60.5	(3.7)	56.8

	Operating income (loss) from continuing operations	$5.4	$12.0	$17.4	$49.6	$3.9	$53.5

(1)	In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $0.2.

(2)

In the three and six months ended November 30, 2017, the Company recognized pretax severance and stock compensation charges of $3.7 and $5.3, respectively.  In the six months ended November 30, 2017, the Company recognized a pretax impairment charge of $6.7 related to legacy building improvements.  In the three and six months ended November 30, 2016, the Company recognized pretax severance expense as part of cost reduction programs of $3.7.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com